Exhibit 10.2

LIFEMD, INC.

RESTRICTED STOCK AWARD AGREEMENT

DIRECTORS

THIS RESTRICTED STOCK AWARD (this “Agreement”) is granted as of December 15, 2022 (the “Grant Date”), and reflected in this RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) between LifeMD, Inc. (the “Company”), and Kate Walsh (the “Director”).

WHEREAS, the Company desires to grant the Director, shares of the Company’s Common Stock, $0.01 par value (“Shares”), subject to certain restrictions as set forth in this Agreement (this “Restricted Stock Award”), pursuant to the LifeMD, Inc. 2020 Equity Incentive Plan (the “Plan”) (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan);

WHEREAS, the Board of Directors (the “Board”) has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Shares herein to the Director; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Restricted Shares. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Director a restricted Shares award of Seventy Five Thousand (75,000) Shares (the “Restricted Shares”). The Restricted Shares shall vest in accordance with Section 2 hereof.

2. Vesting.

(a) Thirty-Seven Thousand Five Hundred (37,500) Restricted Shares shall vest upon the execution of the Director Agreement dated December 15, 2022 between the Company and the Director, and Thirty-Seven Thousand Five Hundred (37,500) Restricted Shares shall vest on the two-year anniversary of the Grant Date, subject to the terms herein and the Director continuing in service on the Board through each applicable vesting date. Notwithstanding the foregoing, the Restricted Shares shall vest upon the termination of the services provided to the Company by the Director in his/her capacity as a director of the Company on account of being removed from such role or otherwise not being asked to stand for re-election for reasons other than Cause (as that term is defined in a service and/or director agreement of such Director, or if such term or terms is not defined in a service and/or director agreement or there is not a service agreement, as defined by the Plan). In lieu of fractional vesting, the number of Restricted Shares shall be rounded up each time until fractional Restricted Shares are eliminated.

(b) However, notwithstanding any other provisions of this Agreement, at the option of the Board in its sole and absolute discretion, all Restricted Shares shall be immediately forfeited in the even any of the following events occur:

(i) The Director purchases or sells securities of the Company without written authorization in accordance with the Company’s insider trading policy then in effect, if any;

(ii) The Director (A) discloses, publishes or authorizes anyone else to use, disclose or publish, without the prior written consent of the Company, any proprietary or confidential information of the Company, including, without limitation, any information relating to existing or potential customers, business methods, financial information, trade or industry practices, sales and marketing strategies, employee information, vendor lists, business strategies, intellectual property, trade secrets or any other proprietary or confidential information or (B) directly or indirectly uses any such proprietary or confidential information for the individual benefit of the Director or the benefit of a third party;

(iii) During the term of the Director’s service and for a period of two (2) years thereafter, the Director disrupts or damages, impairs, or interferes with the business of the Company or its Affiliates by recruiting, soliciting or otherwise inducing any of their respective directors or employees to enter into employment or other relationship with any other business entity, or terminate or materially diminish their relationship with the Company or its Affiliates, as applicable;

(iv) During the term of the Director’s service and for a period of one (1) year thereafter, the Director solicits or directs business of any person or entity who is (A) a customer of the Company or its Affiliates at any time or (B) solicited to be a “prospective customer” of the Company or its Affiliates, in any case either for such Director or for any other person or entity. For purposes of this clause (v), “prospective customer” means a person or entity who contacted, or is contacted by, the Company or its Affiliates regarding the provision of services to or on behalf of such person or entity; provided that the Director has actual knowledge of such prospective customer;

(v) The Director fails to reasonably cooperate to effect a smooth transition of the Director’s duties and to ensure that the Company is apprised of the status of all matters the Director is handling or is unavailable for consultation after termination of the Director’s service if such availability is a condition of any agreement to which the Company and the Director are parties;

(vi) The Director fails to assign all of such Director’s rights, title and interest in and to any and all ideas, inventions, formulas, source codes, techniques, processes, concepts, systems, programs, software, computer data bases, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable or subject to copyright or trademark or trade secret protection, developed and produced by the Director used or intended for use by or on behalf of the Company or the Company’s clients; or

(vii) The Director acts in a disloyal manner to the Company, such as making comments, whether oral or in writing, that tend to disparage or injure (i) the reputation or business of the Company or its Affiliates, or is likely to result in discredit to, or loss of business, reputation, or goodwill of, the Company or its Affiliates or (ii) its directors, officers, or stockholders.

In addition, all of the Restricted Shares shall, to the extent it is then unvested, vest immediately prior to the closing for any Change of Control. As used herein, “Change of Control” means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

(c) For purposes of this Agreement, “Affiliate” means with respect to a person or entity, any other person or entity controlled by, in control of or under common control with such person or entity, and “controlled,” “controlled by,” and “under common control with” shall mean direct or indirect possession of the power to direct or cause the direction of management policies (whether through ownership of voting securities, by contract or otherwise, of a person or entity.

3. Termination of Relationship. Upon the termination of the Director’s service on the Board, all unvested Shares of Restricted Shares shall be automatically and irrefutably forfeited. If such forfeiture occurs, the Director shall execute and deliver to the Company any and all further documents (including an Assignment Separate From Certificate) as the Company reasonably requests to further document the forfeiture. As used in this Agreement, “service”, “termination of service” and like terms shall be construed to include any employment or consulting relationship with the Company or its Affiliates. For purposes of this Agreement, a change from performing service on the Board to such an employment or consulting relationship or vice versa shall not be treated as a termination of employment.

4. Redemption. If any of the events specified in Section 2(b) of this Agreement occur within one (1) year from the last date of the Director’s service (the “Termination Date”), all Restricted Shares that vested during the one (1) year period ending on the Termination Date shall be forfeited and forthwith surrendered by the Director to the Company within ten (10) days after the Director receives written demand from the Company for such Restricted Shares.

5. Certificates. Certificates evidencing the Restricted Shares shall be issued by the Company and shall be registered in the Director’s name promptly after the date the shares are vested. No certificates shall be issued for fractional shares, but rather rounded up to the next whole share.

6. Rights as a Stockholder. Neither the Director, the Director’s estate, nor the Transferee have any rights as a shareholder with respect to any Common Stock covered by the Restricted Shares unless and until such Restricted Shares have vested. “Transferee” shall mean an individual to whom such Director’s vested Restricted Shares are transferred by will or by the laws of descent and distribution.

7. Legend on Certificates. The certificates representing the vested Restricted Shares delivered to the Director as contemplated by Section 5 shall bear such legends, and be subject to such stop transfer orders, as the Company may deem advisable to give notice of restrictions imposed by this Agreement, the Plan, the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, or any applicable law. The Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

8. Transferability. To the extent that the Restricted Shares are then unvested, the Director shall not transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Restricted Shares.

9. Retention by the Company. Nothing contained in this Agreement or in any other agreement entered into by the Company and the Director contemporaneously with the execution of this Agreement (i) shall be deemed to obligate the Company or any of its Affiliates to employ or retain the Director in any capacity whatsoever, or (ii) shall prohibit or restrict the Company or any of its Affiliates from terminating the service, if any, of the Director at any time or for any reason whatsoever, and the Director hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Director concerning the Director’s service or continued service by the Company.

10. Sale of Shares Acquired. If the Director is an officer (as defined by Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), any shares of the Company’s Common Stock acquired pursuant to Restricted Stock Awards granted hereunder cannot be sold by the Director, subject to registration or an exemption from registration such as to Rule 144 promulgated under the Securities Act, until at least six (6) months elapse from the date of grant of this Restricted Stock Award, except in the case of death or disability or if the grant was exempt from the short-swing profit provisions of Section 16(b).

11. Withholding. The Director acknowledges that the Director is responsible for all liability for applicable tax related to the issuance or vesting of this Restricted Stock Award. Unless the Director uses a designated broker to sell Shares with an aggregate fair market value sufficient to cover the amount required to be withheld by the Company, or the Director delivers in cash or certified check the amount required to be withheld by the Company, the Company will issue the number of Shares owed to the Director under this Restricted Stock Award less a number of Shares equal to, in the aggregate, the amount of applicable tax related to the delivery of such Shares.

12. Adjustments. The Restricted Shares under this Agreement shall be subject to the terms of the Plan, including but not limited to Section 3(b) (Changes in Stock) and 3(c) (Sale Events) of the Plan.

13. Limitation on Obligations. The Company’s obligation with respect to the Restricted Shares granted hereunder is limited solely to the delivery to the Director of Shares on the date when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. This Restricted Stock Award shall not be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Director for damages relating to any delays in issuing the share certificates to him/her (or his/her designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

14. Securities Laws. Upon the vesting of any Restricted Shares, the Company may require the Director to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Restricted Shares hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals of any governmental agencies as may be required.

15. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties hereto are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in New York County, New York (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. The decision and award made by the arbitrator shall be final, binding, and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

16. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance, shall be governed or interpreted according to the laws of the State of Delaware without regard to choice of law considerations.

17. Restricted Shares Award Subject to Plan. This Restricted Stock Award shall be subject to the terms and provisions of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of this Agreement shall control.

18. Signature in Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

19. Copy of Plan. By execution of this Agreement, the Director acknowledges receipt of a copy of the Plan.

20. New Shares.

(a) Any shares of capital stock of the Company or any successor thereto (“New Shares”) issued by the Company from time to time (including without limitation in any stock split or stock dividend) with respect to Restricted Shares (“Old Shares”) shall also be treated as Restricted Shares for all purposes of this Agreement.

(b) The New Shares so issued shall at all times be vested in the same proportion as the Old Shares are vested. For example: (i) if none of the Old Shares are vested as of the date that the New Shares are issued, then none of the New Shares will be vested when issued, (ii) if, from time to time, 25% of the Old Shares become vested at any later date, then 25% of the New Shares shall also become vested on that date; and (ii) if all of the Old Shares are vested on a date, then all of the New Shares shall be vested on that date.

(c) The New Shares shall be subject to this Agreement, including without limitation Section 3 thereof, to the same extent as the Old Shares.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Award Agreement as of the date first above written.

COMPANY:

LIFEMD, INC.

By:
Justin Schreiber
Chief Executive Officer

DIRECTOR:

By:	/s/ Kate Walsh
Kate Walsh, an individual

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